Exhibit 10.5

TRADEMARK LICENSE AGREEMENT

by and between

FEDERAL EXPRESS CORPORATION

and

FEDEX FREIGHT HOLDING COMPANY, INC.

Dated as of [•], 2026

TABLE OF CONTENTS

ARTICLE V

DISCLAIMER OF WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1	Disclaimer of Representations and Warranties	11
Section 5.2	Indemnification	11
Section 5.3	Limitation of Liability	11
Section 5.4	Limited Liability Exclusions	12
Section 5.5	Enforcement by RemainCo	12

ARTICLE VI

CONFIDENTIALITY

Section 6.1	Confidentiality	12

ARTICLE VII

TERM AND TERMINATION

Section 7.1	Term	13
Section 7.2	Termination	13
Section 7.3	Effect of Expiration or Termination	13
Section 7.4	Survival	14

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Conflicting Agreements	14
Section 8.2	Assignment	15
Section 8.3	No Third Party Beneficiaries	15
Section 8.4	Disputes	15
Section 8.5	Notices	16
Section 8.6	Miscellaneous	16

ii

SCHEDULES

iii

TRADEMARK LICENSE AGREEMENT

TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), by and between Federal Express Corporation, a Delaware corporation (“RemainCo”), and FedEx Freight Holding Company, Inc., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of [the date hereof], by and between FedEx Corporation and SpinCo (the “Separation Agreement”).

W I T N E S S E T H:

WHEREAS, FedEx Corporation and SpinCo entered into the Separation Agreement;

WHEREAS, the Separation Agreement contemplates that RemainCo and SpinCo will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;

WHEREAS, as of and following the consummation of the transactions contemplated by the Separation Agreement, RemainCo and its Affiliates will have rights to certain Trademarks used in SpinCo’s business; and

WHEREAS, in connection with the Separation Agreement, RemainCo wishes to grant to SpinCo on a transitional basis a license and other rights to certain of such Trademarks, in each case, as and to the extent set forth herein.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1         General. As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings:

(1)         “Agreement” has the meaning set forth in the Preamble to this Agreement.

(2)         “Associated Materials” means packaging, literature, labeling, catalogs, advertising and promotional materials, advertising campaigns, taglines, displays, signs, signage, billboards, publications, business cards, checks, purchase orders, forms, invoices, contracts, letterhead, stationery, equipment, vehicles and other like or similar materials, media and items (whether printed, electronic or otherwise) to the extent used in connection with the Licensed Field.

(3)         “Brand Coordinator” has the meaning set forth in Section 3.7.

(4)         “Branded Physical Assets” has the meaning set forth in Section 2.5.

(5)         “Change of Control” means, with respect to SpinCo, directly or indirectly: (i) an acquisition, reorganization, merger, consolidation, or ownership of SpinCo (or any Affiliate of SpinCo that directly or indirectly controls SpinCo) by or with any Third Party, or any other transaction or series of transactions, pursuant to which any Third Party, together with Affiliates of such Third Party, directly or indirectly acquires or possesses beneficial ownership of more than fifty percent (50%) of the combined voting power or voting securities of SpinCo (or any Affiliate of SpinCo that directly or indirectly controls SpinCo) or the surviving entity from such transaction or series of related transactions; (ii) the sale, lease, conveyance, transfer to or possession by a Third Party of more than fifty percent (50%) of SpinCo’s business or assets in one transaction or a series of transactions; (iii) any transaction pursuant to which any Third Party obtains the power to directly or indirectly control the composition of more than fifty percent (50%) of the board of directors or other similar governing body of SpinCo (or any Affiliate of SpinCo that directly or indirectly controls SpinCo); or (iv) any other transaction in which a Third Party otherwise becomes or has become the beneficial owner of more than fifty percent (50%) of the outstanding voting securities of SpinCo (or any Affiliate of SpinCo that directly or indirectly controls SpinCo). For purposes of this definition, “control,” as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

(6)         “Copyrights” means copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.

(7)         “Disclosing Party” has the meaning set forth in Section 6.1.

(8)         “Domain Names” means Internet domain names, including top level domain names and global top level domain names, URLs, social media identifiers, handles and tags.

(9)         “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(10)       “Exclusive Field” has the meaning set forth in Schedule A.

(11)       “Extension Term” has the meaning set forth in Section 7.1.

(12)       “Indemnitees” has the meaning set forth in Section 5.2.

(13)       “Initial Term” has the meaning set forth in Section 7.1.

(14)       “Licensed Copyrights” has the meaning set forth in Section 2.7.

(15)       “Licensed Field” means FedEx Corporation’s less-than-truckload freight transportation services business, including FedEx Freight Direct and LTL Select, and the other businesses, including FedEx Custom Critical, included in FedEx Corporation’s FedEx Freight reporting segment as of immediately prior to the Distribution.

(16)       “Licensed Trademarks” means the (i) Trademarks set forth in Schedule B hereto, (ii) associated purple and orange trade dress and (iii) FedEx Sans font.

(17)       “Party” has the meaning set forth in the Preamble to this Agreement.

(18)       “Receiving Party” has the meaning set forth in Section 6.1.

(19)       “RemainCo” has the meaning set forth in the Preamble to this Agreement.

(20)       “Separation Agreement” has the meaning set forth in the Preamble to this Agreement.

(21)       “Specified Domain Names” has the meaning set forth in Section 2.6(a).

(22)       “SpinCo” has the meaning set forth in the Preamble to this Agreement.

(23)       “Sublicensee” has the meaning set forth in Section 2.2(a).

(24)       “Term” has the meaning set forth in Section 7.1.

(25)       “Territory” means the United States (including, for clarity, Puerto Rico and the U.S. Virgin Islands), Canada and Mexico.

(26)       “Third Party” and “Third-Party” means any Person other than RemainCo, SpinCo and their respective Affiliates.

(27)       “Trademark Guidelines” has the meaning set forth in Section 3.6(a).

(28)       “Trademarks” means trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, and other similar designations of source or origin, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(29)       “Wind-Down Period” has the meaning set forth in Section 7.3(a).

Section 1.2         References; Interpretation. Section 1.2 of the Separation Agreement shall apply to this Agreement mutatis mutandis.

ARTICLE II

GRANTS OF RIGHTS

Section 2.1         License Grant. Subject to the terms and conditions of this Agreement, RemainCo hereby grants, and RemainCo shall cause its Affiliates to grant, to SpinCo a fully paid-up, royalty free, non-sublicensable (except as permitted by Section 2.2), non-assignable and non-transferable (except as provided in Section 8.2) license during the Term to use the Licensed Trademarks in the Licensed Field in the Territory, which license shall be non-exclusive except (i) such license shall be exclusive with respect to the “FedEx” Trademark in the Exclusive Field and (ii) RemainCo shall not use or license “FedEx Freight” or “FedEx Custom Critical” as a Trademark in any jurisdiction without SpinCo’s prior written consent. SpinCo acknowledges and agrees that the foregoing license does not (x) include, except as set forth in Section 2.5 or as set forth in Section 2.7 with respect to any Licensed Copyrights, the right to, and SpinCo shall not, use the “FedEx” Trademark alone and not as part of the Licensed Trademarks, and (y) prohibit, subject to Section 2.1(i), RemainCo from using or licensing “FedEx” and “Freight” together as a Trademark as long as there is at least one (1) word between “FedEx” and “Freight” (e.g., “FedEx Air Freight” or “FedEx 2Day® Freight”).

Section 2.2         Sublicenses.

(a)         SpinCo may sublicense the license and rights granted to SpinCo under Section 2.1 (i) to its Affiliates (solely for so long as such Person remains an Affiliate of SpinCo), and (ii) to Third Parties in the ordinary course of business consistent with past practice, to the extent solely for the benefit of SpinCo or the members of the SpinCo Group (and not for the independent use or benefit of such Third Party) (each such Affiliate or Third Party, a “Sublicensee”). Each sublicense granted under the Licensed Trademarks shall be granted pursuant to an agreement which includes appropriate quality control provisions at least as protective as the requirements set forth in Article III and is otherwise consistent with, and does not conflict with, the terms and conditions of this Agreement and shall be in writing if the Sublicensee is a Third Party. For clarity, (x) granting a sublicense shall not relieve SpinCo of any obligations hereunder and SpinCo shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to SpinCo (including the requirements set forth in Article III) and (y) any Contract set forth in Schedule C is a permitted sublicense.

(b)         Without limiting the foregoing Section 2.2(a), RemainCo shall have the right to enforce and protect the Licensed Trademarks against any failure by or on behalf of a Sublicensee to cease use of the Licensed Trademarks after the applicable time periods set forth in, or to otherwise comply with, this Agreement by any means, including any legal proceeding or other enforcement action, and SpinCo shall provide reasonable assistance to RemainCo in connection therewith, at SpinCo’s expense.

Section 2.3         Third-Party Rights. Notwithstanding anything to the contrary in this Agreement, the Parties’ rights and obligations set forth in this Agreement (including the license granted under Section 2.1, and the rights and obligations of the Parties under Article IV) shall be subject to the terms of any Contracts with a Third Party relating to the Licensed Trademarks, which Contracts exist as of the Effective Date, and to which RemainCo or any of its Affiliates is a party or otherwise bound. In the event that any license or other rights granted hereunder (i) may not be granted without the consent of or payment of a fee or other consideration to a Third Party, or (ii) will cause RemainCo or any of its Affiliates to be in breach of any obligation to one or more Third Parties, the applicable license and other rights granted hereunder shall only be granted to the extent such consent has been obtained or such fee or other consideration has been paid (it being understood that RemainCo shall have no obligation to agree to make, or make, any payments or other concessions, except to the extent expressly required under the Separation Agreement or any other Ancillary Agreement). Except for the agreements set forth in Schedule C, the Parties acknowledge that no such Contracts with a Third Party have been identified by the Parties as of the Effective Date.

Section 2.4         Use of Licensed Trademarks Inside and Outside Territory.

(a)         Notwithstanding the grant of exclusive rights as expressly set forth in Section 2.1, RemainCo and its Affiliates may use the Licensed Trademarks (other than the “FedEx Freight” and “FedEx Custom Critical” Trademarks, which shall be subject to the exclusive rights set forth in Section 2.1) in the Territory with respect to uses that are directed outside the Territory, including where the use or communication by its very nature is accessible or observable from the Territory (e.g., website or social media use directed to jurisdictions outside the Territory) or such use in the Territory is otherwise directed to the business of RemainCo and its Affiliates outside the Territory (e.g., uses in the Territory solely to the extent any operations of the RemainCo Business outside of the Territory require transit to any jurisdiction outside of the Territory); provided that at the reasonable request of SpinCo, RemainCo shall reasonably cooperate to minimize any potential for confusion or mistake with respect to SpinCo based on such use.

(b)         Notwithstanding the license granted in Section 2.1, SpinCo and its Affiliates may use the Licensed Trademarks outside of the Territory with respect to uses that are directed in the Territory, including where the use or communication by its very nature is accessible or observable from outside the Territory (e.g., website or social media use directed to jurisdictions in the Territory) or such use outside the Territory is otherwise directed to the business of SpinCo and its Affiliates in the Territory (e.g., uses outside of the Territory solely to the extent any operations in the Licensed Field in the Territory require transit to any jurisdiction in the Territory); provided that at the reasonable request of RemainCo, SpinCo shall reasonably cooperate to minimize any potential for confusion or mistake with respect to RemainCo based on such use.

Section 2.5         Physical Assets. To the extent there are any vehicles, uniforms, buildings or other similar physical assets that (i) are owned or leased by SpinCo or its Affiliates and (ii) were branded using the “FedEx” Trademark alone prior to the Effective Date (collectively, the “Branded Physical Assets”), SpinCo and its Affiliates may continue to use such Branded Physical Assets in the ordinary course of business in the Licensed Field in the Territory for the useful life of such asset; provided that SpinCo shall use commercially reasonable efforts to update the Branded Physical Assets to remove and replace the “FedEx” Trademark with “FedEx Freight” or Trademarks owned by SpinCo as soon as commercially reasonable.

Section 2.6         Domain Names.

(a)         SpinCo’s registration and use of the Domain Names set forth in Schedule D (collectively, the “Specified Domain Names”) during the Term shall be subject to the licenses of the Licensed Trademarks set forth in this Agreement. SpinCo shall not (and shall not cause or instruct any other Person to) abandon, cancel, transfer or delete any of the Specified Domain Names without the prior written consent of RemainCo. Promptly following the Term, but in any event within thirty (30) days thereof, SpinCo shall reasonably cooperate with RemainCo to ensure that each of the Specified Domain Names list RemainCo or one of its Affiliates as the registrant of such Specified Domain Name and SpinCo shall, and shall cause its Affiliates to, cease all use of the Specified Domain Names.

(b)         For one (1) year immediately following the Term, RemainCo shall display on the Specified Domain Names (including any home page) a readily observable notice directing all visitors to website(s) or social media account(s) reasonably designated by SpinCo, in a form and manner, and with content and hyperlinks, reasonably approved by SpinCo.

Section 2.7         Copyrights Containing the Licensed Trademarks. To the extent there are any Copyrights owned by RemainCo or its Affiliates (or with respect to which RemainCo or its Affiliates have the right to grant a sublicense hereunder) that comprise the Licensed Trademarks and that have been used in the Licensed Field in the Territory during the twelve (12) months prior to the Effective Date (the “Licensed Copyrights”), RemainCo hereby grants, and RemainCo shall cause its Affiliates to grant, to SpinCo a license during the Term to use such Licensed Copyrights and such license shall be subject to the terms applicable to licenses of the Licensed Trademarks set forth in this Agreement.

Section 2.8         Reservation of Rights. Except as expressly provided in the Separation Agreement or any other Ancillary Agreement, RemainCo reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing and except as expressly set forth herein, this Agreement and the license and rights granted herein do not, and shall not be construed to, confer any rights upon SpinCo, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of RemainCo’s or its Affiliates’ Intellectual Property. All goodwill generated by SpinCo’s and its Sublicensees’ use of the Licensed Trademarks inures solely to the benefit of RemainCo.

Section 2.9         Potential Future License. During the Term, in the event RemainCo identifies any Trademarks owned by SpinCo or its Affiliates that were used in the RemainCo Business during the twenty-four (24) month period prior to the Effective Date, RemainCo may provide written notice thereof to SpinCo, and SpinCo shall license such Trademarks to RemainCo for use in the RemainCo Business in a manner consistent with the terms and conditions of this Agreement, mutatis mutandis (and the Parties shall reasonably enter into a trademark license agreement documenting the same). The Parties acknowledge and agree that, as of the Effective Date, the Parties have not identified any such Trademarks (except as may be expressly addressed under another agreement entered into between the Parties or their respective Affiliates as of or prior to the Effective Date).

ARTICLE III

RESTRICTIONS ON USE; QUALITY CONTROL

Section 3.1         Use Consistent with Past Practice. SpinCo shall use and sublicense the Licensed Trademarks in a manner consistent with the use and sublicense of the Licensed Trademarks by RemainCo and its Affiliates in the Licensed Field in the Territory during the twenty-four (24) months prior to the Effective Date, unless otherwise approved in advance in writing by RemainCo.

Section 3.2         Restrictions on Use. Except as expressly permitted in this Agreement, SpinCo shall not, and agrees to cause any Sublicensees not to:

(a)         use any of the Licensed Trademarks in a way that would reasonably be expected to (i) tarnish, degrade, disparage, reflect adversely on or cause material customer confusion with respect to a Licensed Trademark or RemainCo’s or any of its Affiliates’ business or reputation, (ii) dilute or otherwise harm the value, reputation or distinctiveness of, or RemainCo’s goodwill used in connection with or symbolized by, any Licensed Trademark, or (iii) invalidate or cause the cancellation or abandonment of any Licensed Trademark or otherwise adversely affect the validity or strength of any of the Licensed Trademarks or registrations thereof;

(b)         use the Licensed Trademarks in any manner other than as permitted hereunder; or

(c)         adopt, use, register or file applications to register, acquire or otherwise obtain, in any jurisdiction, any Trademark or Domain Name that consists of, incorporates or is confusingly, visually or phonetically similar to, has meaning in the English or any other language similar to or dilutive of, or is a variation, derivation or modification of, any Licensed Trademark.

Section 3.3         Quality Control.

(a)         SpinCo acknowledges and is familiar with the high standards, quality, style and image of the Licensed Trademarks as used in the Licensed Field immediately prior to the Effective Date, and SpinCo shall use the Licensed Trademarks in a manner consistent with these standards, quality, style and image. In using the Licensed Trademarks and exercising its rights under this Agreement, SpinCo shall comply with all applicable Laws. SpinCo shall execute any documents required by RemainCo to protect or enhance RemainCo’s title and rights in the Licensed Trademarks.

(b)         If RemainCo notifies SpinCo that any use of the Licensed Trademarks is improper or fails to satisfy applicable quality standards, SpinCo and its Sublicensees shall immediately implement all modifications or alterations that RemainCo may reasonably require to ensure proper use and to conform such use to the required quality standards. SpinCo and its Sublicensees will discontinue producing, using and displaying any Associated Materials or other items bearing the Licensed Trademarks any time if (i) RemainCo reasonably determines that such production, use or display is inconsistent with the goodwill and reputation of RemainCo, any of its Affiliates or the Licensed Trademarks and (ii) requested by RemainCo.

Section 3.4         Sponsorships, Associated Materials and Advertising Channels.

(a)         Without limitation to the other provisions of this Agreement, prior to SpinCo entering into a sponsorship agreement with an event, organization or individual that is different in any material respect from those sponsored under the Licensed Trademarks prior to the Effective Date, SpinCo shall obtain RemainCo’s prior written approval.

(b)         Without limitation to the other provisions of this Agreement, prior to SpinCo utilizing an advertising channel or platform or distributing an Associated Material that is different in any material respect from those used under the Licensed Trademarks prior to the Effective Date and from those in use by RemainCo, SpinCo shall obtain RemainCo’s prior written approval.

(c)         RemainCo shall use commercially reasonable efforts to respond to any approval request described in Section 3.4(a) and Section 3.4(b) within fifteen (15) days of receipt of such request, and if RemainCo fails to respond within such fifteen (15) day period, the Brand Coordinators shall have seven (7) days immediately following such fifteen (15) day period to discuss and resolve the approval request. Any failure to respond and resolve such approval request within the time described in this Section 3.4(c) shall be deemed a disapproval of such proposed sponsorship or use. SpinCo shall at all times comply with the sponsorship guidelines set forth in Schedule E, as may be amended by RemainCo from time to time in RemainCo’s reasonable discretion, when using the Licensed Trademarks in connection with a sponsorship agreement; provided that (i) SpinCo shall be notified in writing of any amendments to such sponsorship guidelines at least thirty (30) days prior to such amendments taking effect and (ii) SpinCo shall have six (6) months following the effective date of any such amendments to become in compliance therewith, however, SpinCo shall not be obligated to terminate any existing sponsorship arrangement that was compliant with RemainCo’s sponsorship guidelines at the time it was entered into in order to comply with such amended guidelines.

(d)         To the extent RemainCo or any of its Affiliates is a party to any sponsorship agreement that grants RemainCo or such Affiliate exclusivity with respect to the Licensed Field (if, and to the extent, applicable), RemainCo agrees to cooperate with SpinCo in good faith regarding such exclusivity.

Section 3.5         Samples. SpinCo agrees (at SpinCo’s expense), upon RemainCo’s reasonable request from time to time, to furnish to RemainCo representative samples of materials used, distributed, sold or otherwise disposed of by SpinCo that include or refer to the Licensed Trademarks. Further, RemainCo, upon reasonable notice to SpinCo, shall have the right, during regular business hours and up to two (2) times per calendar year, unless RemainCo has a reasonable belief that SpinCo’s implementation or use of the Licensed Trademarks constitutes a breach by SpinCo of this Agreement and provides written notice to SpinCo as well as detailed documentation or other evidence of such alleged breach, to reasonably inspect the methods, equipment and facilities, including any Branded Physical Assets, of SpinCo or any of its Affiliates or Sublicensees at or with which any materials bearing the Licensed Trademarks are manufactured, stored or created, solely for the purpose of ensuring compliance with the appropriate quality control requirements hereunder.

Section 3.6         Conditions Applicable to the Appearance of Licensed Trademarks.

(a)         SpinCo shall comply with the rules set forth on Schedule F (“Trademark Guidelines”), including with respect to the appearance and manner of use of the Licensed Trademarks (including in respect of any required trademark notices and the appearance and cleanliness of any Branded Physical Assets), as such rules may be amended by RemainCo from time to time in RemainCo’s reasonable discretion to the extent such amendments similarly apply to RemainCo, as applicable; provided that (i) SpinCo shall be notified in writing of any amendments to the Trademark Guidelines at least thirty (30) days prior to such amendments taking effect and (ii) SpinCo shall have six (6) months following the effective date of any such amendments to become in compliance therewith; however, with respect to Branded Physical Assets, SpinCo shall only be obligated to use commercially reasonable efforts to update any Branded Physical Assets in accordance with such amendments as soon as commercially reasonable (which, for clarity, may extend beyond the time period set forth in the foregoing (ii)). Any changes to any form of use of the Licensed Trademarks not specifically provided for pursuant to the Trademark Guidelines shall be adopted by SpinCo only upon prior approval in writing by RemainCo. Without limiting anything in this Agreement, SpinCo shall not make any use of any Licensed Trademark that would be materially different from the uses made immediately prior to the Effective Date (including those that differ in any material manner with respect to the content of such material, the appearance or placement of the Licensed Trademarks on such material, or the context or manner for which such material is used), without first submitting samples of any such use of the Licensed Trademarks to RemainCo and obtaining RemainCo’s prior written approval.

(b)         SpinCo and its Sublicensees will display, and cause to be displayed, the Licensed Trademarks with appropriate symbols or notices of registration to designate their registered status and indicate, and cause to be indicated, that the displayed Licensed Trademarks are being used only with the permission of RemainCo, as directed by RemainCo.

Section 3.7         Coordination. SpinCo shall reasonably cooperate in good faith with RemainCo in connection with the use by SpinCo of the Licensed Trademarks hereunder. Each of RemainCo and SpinCo agrees to appoint one (1) employee representative on behalf of RemainCo and SpinCo, respectively (each such representative, a “Brand Coordinator”), who will have overall responsibility for communicating and coordinating the use of the Licensed Trademarks by SpinCo pursuant to this Agreement. Initially, the Brand Coordinators will be the individuals who hold the title(s) (or equivalent title(s)) set forth on Schedule G. Either Party may change its designated Brand Coordinator at any time upon notice given to the other Party in accordance with Section 8.5. The Brand Coordinators will consult and coordinate with each other on a regular basis, and no less frequently than monthly, during the Term, and at the reasonable request of the RemainCo Brand Coordinator, the SpinCo Brand Coordinator shall provide to the RemainCo Brand Coordinator SpinCo’s media and marketing plans with respect to the proposed use of the Licensed Trademarks.

ARTICLE IV

OWNERSHIP; PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 4.1         Ownership. SpinCo acknowledges and agrees that (i) RemainCo and its Affiliates own the Licensed Trademarks (and all goodwill associated therewith or accruing from use of the Licensed Trademarks hereunder), and (ii) neither SpinCo, nor any of its Affiliates or its Sublicensees, will acquire any ownership rights in the Licensed Trademarks hereunder. To the extent that SpinCo, or any of its Affiliates or its Sublicensees (as applicable), is assigned or otherwise obtains ownership of any right, title, or interest in or to any Licensed Trademarks, SpinCo hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to RemainCo (or to such Affiliate or Third Party designated by RemainCo in writing) all such right, title and interest, without further action by the Parties (but, for clarity, shall, and shall cause its Affiliates to, take any further actions reasonably requested by RemainCo to effectuate or otherwise memorialize such assignment).

Section 4.2         Prosecution and Maintenance. Neither RemainCo nor any of its Affiliates shall have any obligation to seek, perfect or maintain any protection for any of the Licensed Trademarks. Without limiting the generality of the foregoing, neither RemainCo nor any of its Affiliates shall have any obligation to file any Trademark application, to prosecute any Trademark or secure any Trademark rights or to maintain any Trademark in force. SpinCo shall, upon the request of RemainCo, reasonably assist RemainCo in the searching, filing, prosecuting and maintaining of the Licensed Trademarks in RemainCo’s name, including executing all further documents reasonably requested by RemainCo in connection therewith.

Section 4.3         Defense and Enforcement.

(a)         As between the Parties, RemainCo shall have the sole and exclusive right, but not the obligation, at its own cost and expense, to control enforcement or defense of the Licensed Trademarks against any Third Party regarding any infringement, dilution or other violation, or allegations of invalidity or unenforceability, of the Licensed Trademarks (including by bringing an Action or entering into settlement discussions). In the event that SpinCo learns of any actual or threatened infringement, dilution or other violation of the Licensed Trademarks or that any Third Party alleges or claims to SpinCo that use of the Licensed Trademarks is likely to cause deception or confusion to the public, or dilute, infringe or otherwise violate any right of any Third Party, SpinCo shall reasonably promptly notify RemainCo giving particulars thereof. Nothing herein, however, shall be deemed to require RemainCo to defend or enforce the Licensed Trademarks against any Third Parties.

(b)         If, in connection with enforcing any Licensed Trademark against any Third Party in accordance with the foregoing Section 4.3(a), RemainCo brings (or defends) an Action or enters into settlement discussions with respect thereto, SpinCo shall provide reasonable assistance in connection therewith at RemainCo’s reasonable request, and SpinCo shall be reimbursed by RemainCo for its reasonable, actual out-of-pocket costs and expenses incurred in connection therewith.

(c)         Any and all amounts recovered by RemainCo in any Action regarding enforcing any Licensed Trademark against any Third Party in accordance with the foregoing Section 4.3(a), or settlement with respect thereto shall, unless otherwise agreed (including in an agreement in connection with obtaining consent to settlement), be retained by RemainCo.

(d)         During the Term, neither SpinCo nor any of its Affiliates, nor any of its Sublicensees, shall institute or actively participate as an adverse party in, or otherwise provide support to, any Action to invalidate or limit the scope of any Licensed Trademark or obtain a ruling that any such Licensed Trademark is unenforceable or not registrable. Notwithstanding anything to the contrary, neither SpinCo nor any of its Affiliates nor Sublicensees shall be in breach of this Section 4.3(d) to the extent they provide information in accordance with a legal requirement (as advised by legal counsel) in response to a subpoena, court order or other similar lawful process.

Section 4.4         Recordation of License. If required under applicable Law, upon RemainCo’s reasonable request, SpinCo shall assist RemainCo in preparing instruments to record SpinCo or a Sublicensee, as applicable, as licensee of the Licensed Trademarks with the applicable Governmental Entities or registrars, in each case in form and substance reasonably acceptable to the Parties and in accordance with the applicable Law of the jurisdictions to which such instrument pertains.

ARTICLE V

DISCLAIMER OF WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1         Disclaimer of Representations and Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS, REMAINCO DISCLAIMS AND WAIVES ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, NON-DILUTION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE). SPINCO ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE LICENSED TRADEMARKS ARE BEING LICENSED ON AN “AS IS,” “WHERE IS” BASIS AND SPINCO SHALL BEAR THE ECONOMIC AND LEGAL RISKS RELATED TO THE USE OF THE LICENSED TRADEMARKS IN CONNECTION WITH THE LICENSED FIELD.

Section 5.2         Indemnification. SpinCo shall indemnify, defend and hold harmless RemainCo and its Affiliates, and each of their respective officers, directors, shareholders, members, managers, agents, employees, successors, and assigns (collectively, the “Indemnitees”) from and against any and all Damages relating to, arising out of or resulting from (i) SpinCo’s material breach of this Agreement or (ii) SpinCo’s or any of its Affiliates’ or Sublicensees’ use or exploitation of the Licensed Trademarks, except to the extent such Damages arise out of RemainCo’s (a) material breach of this Agreement or (b) fraud, gross negligence or willful misconduct. The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement; provided that in the event of any conflict between the provisions of Article VI of the Separation Agreement and this Agreement, the provisions of this Agreement shall control.

Section 5.3         Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL REMAINCO OR SPINCO OR THEIR RESPECTIVE AFFILIATES BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT (EXCEPT FOR ALL COMPONENTS OF AWARDS AGAINST REMAINCO OR ITS AFFILIATES IN ANY THIRD-PARTY CLAIM, INCLUDING COMPONENTS OF SUCH THIRD-PARTY CLAIM RELATING TO ANY OF THE FOREGOING AND ATTORNEYS’ FEES). WITHOUT LIMITING THE FOREGOING, REMAINCO SHALL NOT BE LIABLE UNDER THIS AGREEMENT FOR ANY CLAIMS, LOSS OR DAMAGES ARISING FROM SPINCO’S OR SPINCO’S AFFILIATES’ OR ITS SUBLICENSEES’ USE OF ANY LICENSED TRADEMARKS UNDER THIS AGREEMENT.

Section 5.4         Limited Liability Exclusions. The limitation of Damages provided in the foregoing Section 5.3 shall not apply to: (i) Damages arising from any willful breach of this Agreement; (ii) Damages arising from willful misconduct or fraud; or (iii) Damages arising from a breach of Section 6.1.

Section 5.5         Enforcement by RemainCo. SpinCo shall reimburse RemainCo for all costs and expenses (including reasonable attorneys’ fees) incurred by or on behalf of RemainCo in connection with enforcing any breach by SpinCo or its Sublicensees of this Agreement.

ARTICLE VI

CONFIDENTIALITY

Section 6.1         Confidentiality. It is anticipated that each Party (“Receiving Party”) may obtain under or in connection with this Agreement information about the other Party, its Affiliates, or their respective businesses that the other Party (“Disclosing Party”) considers to be confidential. In order to promote the free exchange of information, each Party agrees to maintain the information that it receives from the other Party in confidence and not disclose it to any Third Party for a period of five (5) years from the date it is received (except with respect to such information which constitutes a trade secret, such obligations will continue for so long as such information remains a trade secret under applicable Law). This obligation of secrecy, however, shall not apply to information which:

(a)         is known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no fault of the Receiving Party;

(b)         the Receiving Party can show was in its possession after the time of the disclosure, from a Third Party not under an obligation of secrecy to the Disclosing Party;

(c)         is reasonably necessary to be disclosed to a Third Party for purposes of exercising rights or fulfilling obligations under this Agreement; or

(d)         is required to be disclosed by Law.

ARTICLE VII

TERM AND TERMINATION

Section 7.1         Term. The term of this Agreement shall begin as of the Effective Date and shall expire five (5) years from the Effective Date (the “Initial Term”). Following the expiration of the Initial Term, this Agreement shall automatically renew each year for additional one (1)-year periods (each such additional period, an “Extension Term”), except if either Party provides the other Party with written notice of its election not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or then-current Extension Term (all such Extension Terms, together with the Initial Term and the Wind-Down Period, as applicable, or such shorter period if this Agreement is terminated earlier in accordance with the terms set forth herein, the “Term”). Notwithstanding the foregoing, the Term of this Agreement shall not exceed ten (10) years.

Section 7.2         Termination.

(a)         In the event of a material breach of this Agreement by SpinCo, RemainCo may terminate this Agreement upon written notice to SpinCo specifying in reasonable detail the nature of such breach; provided that SpinCo shall have a period of thirty (30) days to cure such breach prior to the effectiveness of such termination.

(b)         RemainCo may terminate this Agreement, effective immediately upon written notice to SpinCo, if SpinCo becomes insolvent, makes an assignment for the benefit of creditors or files for or otherwise becomes subject to any receivership, liquidation, bankruptcy or other similar proceeding.

(c)         SpinCo may terminate this Agreement for any or no reason upon at least six (6) months’ written notice to RemainCo.

(d)         SpinCo shall promptly provide RemainCo with written notice upon execution of any agreement providing for a Change of Control of SpinCo within seventy-two (72) hours of the execution of such agreement, including identifying the Person(s) who are counterparties to such Change of Control. RemainCo shall have the right to terminate this Agreement, effective upon nine (9) months’ prior written notice to SpinCo, in the event of a Change of Control; provided that RemainCo must provide such notice to SpinCo within ninety (90) days following the consummation of such Change of Control. If this Agreement is terminated pursuant to this Section 7.2(d), the Wind-Down Period shall be no more than three (3) months from the effective date of termination.

Section 7.3         Effect of Expiration or Termination.

(a)         In the event that this Agreement expires or is earlier terminated, SpinCo shall promptly (and in any event in no more than two (2) years from such expiration or earlier termination, except as set forth in Section 7.2(d), (the “Wind-Down Period”)) cease all use of the Licensed Trademarks, including by:

(i)         changing its corporate name, trade name or fictitious name and causing its certificate of incorporation (or equivalent organizational documents), as applicable, to be amended to remove any reference to “FedEx,” any Licensed Trademark or any other name or Trademark owned by RemainCo or any of its Affiliates used in connection with the foregoing or any name or Trademark that is confusingly similar to or derivative of any of the foregoing;

(ii)         ceasing to make any use of or to permit any third party to make any use of any name, Trademark or Domain Name that includes, or that is confusingly similar to or derivative of, or any words or phrases visually or phonetically similar to or which have meanings in the English or any other language similar to, the Licensed Trademarks; and

(iii)         removing, striking over, or otherwise obliterating all Licensed Trademarks from all Associated Materials, Branded Physical Assets and other assets owned by or in the possession or control of SpinCo.

For the avoidance of doubt, upon the expiration of the Term or earlier termination of this Agreement, and by the end of the Wind-Down Period (if applicable) (i) SpinCo shall, and shall cause its Affiliates and Sublicensees to, immediately discontinue and cease all use of the “FedEx” Trademark and the Licensed Trademarks (and cancel any licenses or sublicenses recorded pursuant to this Agreement with respect to the Licensed Trademarks), and (ii) SpinCo and its Affiliates and Sublicensees shall no longer have the right to use the Licensed Trademarks or the “FedEx” Trademark.

(b)         In no event shall the Wind-Down Period extend beyond ten (10) years from the Effective Date. Any use of the Licensed Trademarks by SpinCo during the Wind-Down Period shall be subject to and in compliance with the terms and conditions of this Agreement.

(c)         Notwithstanding anything in this Agreement to the contrary, following the expiration or earlier termination of this Agreement, SpinCo may continue to (A) reference its history, including the historical relationship between RemainCo and SpinCo, in a descriptive, factually accurate, non-misleading manner; (B) keep internal records and other internal historical or archived documents containing or referencing the Licensed Trademarks; and (C) use the Licensed Trademarks as reasonably necessary for compliance with applicable Law in connection with any corporate or tax filings or other documents filed by SpinCo with any Governmental Entity.

Section 7.4         Survival. Notwithstanding anything in this Agreement to the contrary, Article I, Section 2.8, Section 4.1, Article V, Article VI, Section 7.3, this Section 7.4, and Article VIII shall survive the expiration or any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1         Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter hereof.

Section 8.2         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by SpinCo without the prior written consent of RemainCo (provided that the foregoing in this Section 8.2 shall not prohibit a Change of Control of SpinCo (and any such Change of Control shall be subject to the termination rights and other provisions of Article VII)). Notwithstanding the foregoing, SpinCo may assign or transfer this Agreement to an Affiliate; provided that such Affiliate assumes all obligations under this Agreement, and provided, further, that SpinCo shall ensure the performance of the assignee with respect to all such obligations. Any purported assignment or disposition in violation of this Section 8.2 shall be null and void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. The Parties acknowledge and agree that this Section 8.2 shall be effective as of the date of the last signature set forth below.

Section 8.3         No Third Party Beneficiaries. Except with respect to the indemnification obligations under this Agreement, this Agreement (including, for clarity, the Schedules hereto) is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein (express or implied) is intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 8.4         Disputes. The terms of Article VIII of the Separation Agreement shall apply with respect to any Dispute hereunder.

Section 8.5         Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.5 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 8.5 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

To RemainCo:

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Attention: [****]

Email: [****]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:	Paul T. Schnell, Esq. Neil P. Stronski, Esq. Samuel J. Cammer, Esq.
Email:	Paul.Schnell@skadden.com Neil.Stronski@skadden.com Samuel.Cammer@skadden.com

To SpinCo:

8285 Tournament Drive
Memphis, Tennessee 38125
Attention: [****]
Email: [****]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:	Paul T. Schnell, Esq. Neil P. Stronski, Esq. Samuel J. Cammer, Esq.
Email:	Paul.Schnell@skadden.com Neil.Stronski@skadden.com Samuel.Cammer@skadden.com

Section 8.6         Miscellaneous

. Article X of the Separation Agreement (other than Sections 10.2 (Ancillary Agreements), 10.4 (Survival of Agreements), 10.6 (Notices), 10.9 (Assignment), 10.11 (Certain Termination and Amendment Rights), 10.15 (Third Party Beneficiaries) and 10.22 (Public Announcements)) shall apply to this Agreement mutatis mutandis; provided that in the event of any conflict between the provisions of Article X of the Separation Agreement and this Agreement, the provisions of this Agreement shall control.

* * * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

FEDERAL EXPRESS CORPORATION

By:
Name:
Title:
Date:

FEDEX FREIGHT HOLDING COMPANY, INC.

By:
Name:
Title:
Date:

[Signature Page to the Trademark License Agreement]